Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on January 8, 2019

Registration Statement No. 333-220233-05

$1.234+ billion GM Financial Automobile Receivables Trust (GMCAR 2019-1)

Joint-Leads:        RBC (str), BofAML, Credit Ag, MUFG

Co-managers:     Citi, DB, Mizuho, Scotia, SMBC

Selling Group:    Loop

CLS	SIZE ($MM)	WAL	F/M	P.WIN	E.FNL	L.FNL	SPRD	YLD%	CPN%	$Px
=======================================================================================================

A-1	228.00	0.23	F1+/P-1	1-6	07/19	01/20	iLib+ 0	2.74983		100.00000
A-2	440.00	1.10	AAA/Aaa	6-21	10/20	03/22	EDSF+ 25	3.017	2.99	99.99117
A-3	426.00	2.56	AAA/Aaa	21-42	07/22	11/23	iSwp+ 30	2.993	2.97	99.98893
A-4	100.80	3.75	AAA/Aaa	42-46	11/22	07/24	iSwp+ 48	3.137	3.11	99.97632
B	20.30	3.83	AA/Aa3	46-46	11/22	08/24	iSwp+ 74	3.395	3.37	99.99557
C	19.04	3.83	A/A2	46-46	11/22	09/24	iSwp+ 90	3.555	3.52	99.96794
D	15.85			** NOT OFFERED **

=======================================================================================================

Expected Pricing:	*Priced*	Ticker:	GMCAR 2019-1
Expected Settle:	01/16/19	Registration:	Public/SEC Registered
First Payment:	02/19/19	ERISA Eligible:	Yes
Expected Ratings:	Fitch, Moody’s	Pxing Speed:	1.30% ABS to 10% Call
Bill & Deliver:	RBC	Min Denoms:	$1k x $1k

CUSIPs A-1: 36256X AA0

A-2: 36256X AB8

A-3: 36256X AD4

A-4: 36256X AE2

B: 36256X AF9

C: 36256X AG7

Available Information

- Preliminary Prospectus, Free Writing Prospectus

- Intext CDI

- Intexnet Dealname: “RBCGMAR191”; Password “XVJY”

- Investor Presentation: www.dealroadshow.com; Password “GMCAR20191”

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The issuer has filed a registration statement (including a prospectus) with the SEC for the new offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1 866 375-6829.